UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐    Soliciting Material Pursuant to §240.14a-12
URBAN EDGE PROPERTIES
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March 31, 2016
Dear Shareholder:

The Board of Trustees and officers of Urban Edge Properties, a Maryland real estate investment trust, join me in extending to you a cordial invitation to attend the 2016 annual meeting of our shareholders. This meeting will be held on Friday, May 13, 2016, at 9:30 a.m. Eastern Time, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022.
As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, to our shareholders of record as of the close of business on March 16, 2016. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.
If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.
We look forward to seeing you on May 13, 2016.
Sincerely,

Jeffrey S. Olson
Chairman of the Board and Chief Executive Officer

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2016

To Our Shareholders:
You are cordially invited to attend the first Annual Meeting of Shareholders (the “Annual Meeting”) of Urban Edge Properties (“we”, the “Company” or “UE”), to be held on Friday, May 13, 2016, at 9:30 a.m. Eastern Time, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022, for the following purposes:

1.	To elect two trustees named in the Proxy Statement, each to serve until our annual meeting of shareholders held in 2018 and until their successors are duly elected and qualify;

2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;

3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement;

4.	To consider and vote, on a non-binding advisory basis, on a resolution to determine the frequency of future advisory votes on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each shareholder. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 16, 2016. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for this Annual Meeting and future meetings of shareholders.
The Board of Trustees has fixed the close of business on March 16, 2016 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common shares of beneficial interest, par value $.01 per share (the “Common Shares”), as of the close of business on March 16, 2016 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting, as described in the Proxy Statement. If you intend to attend the meeting in person, you must bring with you appropriate identification, as further described in the Proxy Statement.

By Order of the Board of Trustees,

ROBERT C. MILTON, III

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

New York, New York
March 31, 2016

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our shareholders electronically via the Internet. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 16, 2016. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice.
Urban Edge Properties (“we”, the “Company” or “UE”) has furnished this Proxy Statement to you in connection with the solicitation of proxies by our Board of Trustees (“Board”) for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022, on Friday, May 13, 2016, at 9:30 a. m. Eastern Time. The Notice and this Proxy Statement provide the information you need to know to vote by proxy or in person at the Annual Meeting.
What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:

•	Proposal 1: the election of the two trustees named in this Proxy Statement, each to serve until our annual meeting of shareholders held in 2018 and until their successors are duly elected and qualify;

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	Proposal 4: the determination, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.
In addition, shareholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?
The Board recommends that you vote your shares as follows:

•	Proposal 1: “FOR” the election of the two trustee nominees named in this Proxy Statement;

•	Proposal 2: “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;

•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	Proposal 4: For every “ONE YEAR,” on a non-binding advisory basis, with respect to the frequency of future advisory votes on the compensation of our named executive officers.

What vote is required to approve the proposals?
Once a quorum is present, the following vote is required to approve each proposal:

•	Proposal 1: The election of a trustee nominee must be approved by a plurality of the votes cast. Shareholders do not have the right to cumulate their votes for trustees.

•
Proposals 2 and 3: The ratification of the appointment of Deloitte & Touche LLP and the non-binding advisory approval of the compensation of our named executive officers must each be approved by a majority of the votes cast on the proposal.

•
Proposal 4: In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. If no frequency receives a majority of the votes cast, the frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the shareholders.

•
Other Items: A majority of the votes cast shall be sufficient to approve any other matter which may properly come before the Annual Meeting. The Board does not know of any other matters that may properly be brought before the Annual Meeting.

What is the quorum for the meeting?
The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting sine die or from time to time to a date not more than 120 days after the original record date of March 16, 2016 without notice other than announcement at the meeting.
Who is entitled to attend and vote at the Annual Meeting?
All shareholders of record as of the close of business on March 16, 2016, the record date for the Annual Meeting, are entitled to attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each whole common share of beneficial interest, par value $.01 per share (a “Common Share”), you held of record as of the record date. As of the record date, there were 99,378,266 shares of our Common Shares issued and outstanding.
Attendance at the Annual Meeting is limited to shareholders. In order to attend the Annual Meeting in person, each shareholder will be required to present valid U.S. federal or state government issued picture identification, such as a driver’s license or passport, to confirm share ownership as of the record date. Beneficial owners will also be required to present proof of beneficial ownership, such as a vote instruction form or brokerage statement, to be admitted to the meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.
Directions to attend the Annual Meeting and vote in person are available at our website at www.uedge.com.
What is the difference between a shareholder of record and a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the shareholder of record with respect to those shares, and the Notice, and if requested, the proxy materials, were sent directly to you by AST.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice, and if requested, the proxy materials, will be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.

If I am a shareholder of record, how do I vote?
Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:

•	Via the Internet. You may authorize a proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice.

•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may authorize a proxy by filling out the proxy card and sending it back in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.
Telephone and internet authorization methods for shareholders of record will be available until 11:59 p.m. (Eastern Time) on May 12, 2016.
If I am a beneficial owner of shares held in street name, how do I vote?
If you own shares held by a broker, you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. Most brokers will allow you to provide voting instructions or vote in person using the following methods:

•	Via the Internet. You may provide voting instructions via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice.

•	By Telephone. If you received your proxy materials by mail, you may provide voting instructions by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may provide voting instructions by filling out the vote instruction form and sending it back in the envelope provided.

•
In Person. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy.

Can I change my vote after I have voted?
Yes. If you are a shareholder of record, you may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.
How are proxies voted?
Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
How are abstentions and broker non-votes treated?
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of trustees and the non-binding advisory vote approving our named executive officer compensation) and has not received instructions from the beneficial owner.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of trustees, on the non-binding advisory vote approving our named executive officer compensation or on the non-binding advisory vote on the frequency of future advisory votes on our named executive officer compensation, and if you do not instruct the broker on how to vote your shares on these matters, a broker non-vote will occur and your shares will not be voted.
Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.
Who has paid for this proxy solicitation?
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our Common Shares and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.
Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Where can I find additional information?
Our website is located at www.uedge.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on the website, such as the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and reports that we file with the SEC. Copies of these documents may be obtained free of charge by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton, III, Executive Vice President, General Counsel and Secretary.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees (“Board”) currently consists of seven trustees (“Trustees”). Pursuant to our Amended and Restated Declaration of Trust, our Trustees are divided as equally as possible into three separate classes (Classes I, II and III), and the initial terms of Class I, Class II and Class III Trustees expire at the first, second and third annual meetings of shareholders, respectively, held starting in 2016. Initially, shareholders will elect only one class of Trustees each year. This year, shareholders will elect successors to Trustees in Class I for a two-year term, and in 2017, shareholders will elect successors to Trustees in Class II for a one-year term. Commencing with the 2018 annual meeting of shareholders, each Trustee will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies.
On January 7, 2015, Vornado Realty L.P. (“VRLP”), at that time the sole shareholder of the Company, elected the individuals to be members of the Board, and designated the class of Trustees in which each Trustee would serve, all to be effective as of January 14, 2015.
Under our current Bylaws (the “Bylaws”), at a shareholder meeting to elect Trustees, a plurality of all votes cast at the meeting is sufficient to elect a Trustee (as long as a quorum is present). Once our Board is no longer classified in 2018, our Board will amend our Bylaws to provide that, at a shareholder meeting to elect Trustees, a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.
In evaluating the suitability of individual Board members, our Corporate Governance and Nominating Committee takes into account many factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.
The following table sets forth the name, age, starting year, class, year term will expire and position for each of our current Trustees.

Name	Age	Trustee Since	Class	Year Term Will Expire	Position
Jeffrey S. Olson	48	2014	III	2018	Trustee (Chairman) and Chief Executive Officer
Michael A. Gould	73	2015	II	2017	Trustee
Steven H. Grapstein	58	2015	I	2016	Trustee
Steven Guttman	69	2015	II	2017	Trustee
Amy B. Lane	63	2015	I	2016	Trustee
Kevin P. O'Shea	50	2014	II	2017	Trustee
Steven Roth	74	2015	III	2018	Trustee

Nominees for Election to Term Expiring 2018

Mr. Steven H. Grapstein and Ms. Amy B. Lane, each of whom currently serves on our Board as a Class I Trustee, have been nominated to serve on the Board until our 2018 annual meeting of shareholders and until their respective successors are elected and qualify. The Board has no reason to believe that either Mr. Grapstein or Ms. Lane will be unable, or will decline, to serve if elected. Trustees will be elected by a plurality of the votes cast in the election of Trustees.
The biographical descriptions below set forth certain information with respect to each nominee for election as a Trustee at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.

Steven H. Grapstein
Steven H. Grapstein has served as a Trustee since January 14, 2015. Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Since November 2015, Mr. Grapstein has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2003, Mr. Grapstein has served on the Board of Directors of Mulberry Plc, a UK listed company that wholesales and retails luxury leather goods in over 30 countries. Mr. Grapstein also held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company from 1999 to June 2014. Mr. Grapstein served as Chairman of Tesoro Corporation (NYSE: TSO) from 2010 through 2014 and served on its board from 1992 through May 2015. Tesoro, a Fortune 100 company, is an independent refiner and marketer of petroleum products and includes over 2,250 retail stations under the Tesoro, Shell, ARCO, Exxon, Mobil and USA Gasoline brands. Mr. Grapstein holds a B.S. in Accounting from Brooklyn College (1979) and is a Certified Public Accountant (1981). He is also a director of several privately held hotel and real estate entities.

Mr. Grapstein’s qualifications to serve on our Board include his broad experience in the real estate and retail sectors across a variety of companies, as well as the knowledge of board responsibilities and mechanics he brings from his experience as a Chairman of a Fortune 100 public company and service on multiple board committees.

Trustee

Trustee Since: 2015
Age: 58

Amy B. Lane
Amy B. Lane has served as a Trustee since January 14, 2015. Ms. Lane was an investment banker for 26 years, primarily specializing in the retail and apparel industry during that time. From 1997 until her retirement in 2002, Ms. Lane served as a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc. Before working at Merrill Lynch, Ms. Lane founded and led the retail industry investment banking unit at Salomon Brothers, Inc., having joined that firm in 1989. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. Ms. Lane is currently a director of TJX Companies, GNC Holdings, Inc. and NextEra Energy. Ms. Lane received an M.B.A. in Finance from The Wharton School and a B.S. degree from the University of Pennsylvania.

Ms. Lane’s qualifications to serve on our Board include her extensive experience in the retail and apparel sectors, as well as her financial expertise from her many years in investment banking.

Trustee

Trustee Since: 2015
Age: 63

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

Class II and Class III Trustees Whose Terms Are Not Expiring at the Annual Meeting

Currently our Board is divided into three separate classes, but following our annual meeting in 2018, our Board will cease to be classified. The biographical descriptions below set forth certain information with respect to the Class II and Class III Trustees whose terms are not expiring at the Annual Meeting. The Board has identified specific attributes of each such current Trustee that the Board has determined qualify that person for service on the Board.

Jeffrey S. Olson
Jeffrey S. Olson has served as our Chairman and Chief Executive Officer since December 29, 2014 and has served as a Trustee since December 19, 2014. Mr. Olson served as chief executive officer and a member of the board of directors of Equity One, Inc. from 2006 until September 1, 2014, at which time Mr. Olson joined Vornado Realty Trust (“Vornado”) in order to work on the separation of the Company from Vornado. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson has a M.S. in Real Estate from The Johns Hopkins University, a B.S. in Accounting from the University of Maryland and was previously a Certified Public Accountant.

Mr. Olson’s qualifications to serve on our Board include his experience as chief executive officer of Equity One and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs.

Chairman and Chief Executive Officer

Trustee Since: 2014
Age: 48

Michael A. Gould
Michael A. Gould has served as a Trustee since January 14, 2015. Mr. Gould served as Chairman and CEO of Bloomingdale’s, a division of Macy’s Inc., from 1991 to 2014. Prior to joining Bloomingdale’s, Mr. Gould was the President and Chief Operating Officer of Giorgio Beverly Hills beginning in 1986 and became its President and Chief Executive Officer in 1987. Mr. Gould also worked at J.W. Robinson’s Department Stores in Los Angeles from 1978 to 1986, serving as its Chairman and Chief Executive Officer from 1981 to 1986. Mr. Gould received his B.A. from Columbia College in 1966 and his M.B.A. from Columbia Business School in 1968.

Mr. Gould’s qualifications to serve on our Board include his extensive knowledge of and experience in the retail sector and management experience at multiple companies.

Trustee

Trustee Since: 2015
Age: 73

Steven Guttman
Steven Guttman has served as a Trustee since January 14, 2015. Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO’s Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with the Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, the position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 40 properties with in excess of 4 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member of the NAREIT since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a B.A. from the University of Pittsburgh in 1968, and received a J.D. from George Washington University in 1972.

Mr. Guttman’s qualifications to serve on our Board include his extensive career at a large, successful retail REIT (culminating with his service as Chief Executive Officer and Chairman of the Board), and his experience in the REIT industry generally, including his participation in NAREIT.

Trustee

Trustee Since: 2015
Age: 69

Kevin P. O'Shea
Kevin P. O’Shea has served as a Trustee since December 29, 2014. Mr. O’Shea has been the Chief Financial Officer of AvalonBay Communities, Inc. since May 31, 2014. Previously, he had served as Executive Vice President-Capital Markets and as Senior Vice President-Investment Management at AvalonBay. Mr. O’Shea joined AvalonBay in July 2003. Prior to that time, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his M.B.A. from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College.

Mr. O’Shea’s qualifications to serve on our Board include his education and experience in business and legal roles, his extensive experience in the REIT sector and his financial expertise stemming from his experience as the Chief Financial Officer of a major REIT and his experience in the real estate investment banking sector.

Trustee

Trustee Since: 2014
Age: 50

Steven Roth
Steven Roth has served as a Trustee since January 14, 2015. Mr. Roth has been the Chairman of the Board of Trustees of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Trustees of Vornado since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado’s Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. Since 1968, he has been a general partner of Interstate Properties and he currently serves as its Managing General Partner. He is the Chairman of the Board and Chief Executive Officer of Alexander’s, Inc. Mr. Roth was a director of J.C. Penney Company, Inc. (a retailer) from 2011 until September 13, 2013.

Mr. Roth’s qualifications to serve on our Board include his experience in leadership and board responsibilities for a major REIT (as well as with other significant real estate companies), his deep understanding of the class of assets held by the Company and his many years of experience in the real estate field generally.

Trustee

Trustee Since: 2015
Age: 74

CORPORATE GOVERNANCE AND RELATED MATTERS

Governance Principles

Our Board has adopted a set of Governance Principles to assist it in guiding our governance practices. The Governance Principles are re-evaluated at least annually by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders. Our Governance Principles are available on the Corporate Governance page of the Investors section of our website under “Governance Documents - Corporate Governance Guidelines” at www.uedge.com, or by requesting a copy in print, without charge, by contacting our Secretary at 888 Seventh Avenue, New York, New York 10019.
Our Trustees stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.

Trustee Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our Trustees, and all of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, be “independent.” The NYSE standards provide that, to qualify as an “independent” Trustee, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a Trustee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
In addition, our Board has adopted categorical standards to assist it in making determinations of independence. These categorical standards specify certain relationships that our Board has determined not to be material relationships that would categorically impair a Trustee’s ability to qualify as independent, including, among others, (i) a Trustee’s or his or her immediate family member’s status as an employee of an organization that has made payments to the Company, or that has received payments from the Company, not in excess of certain specified amounts; (ii) relationships with organizations with which the Company conducts business, which owe money to the Company or to which the Company owes money not in excess of certain specified amounts; (iii) personal relationships between a Trustee (or a member of the Trustee’s immediate family) with a member of the Company’s management; and (iv) any other relationship or transaction that is not covered by any of the categorical standards that does not involve the payment of more than $100,000 in the most recently completed fiscal year of the Company. The Board of Trustees’ categorical standards are set forth in our Corporate Governance Guidelines on the Company’s website located at www.uedge.com.
In accordance with these categorical standards and the NYSE listing standards, the Board undertook its annual review of the independence of its Trustees on February 18, 2016, at both the meeting of the Corporate Governance and Nominating Committee and the meeting of the Board of Trustees occurring on that date. During this review, the Board considered relationships between each Trustee or members of his or her immediate family and the Company, and whether there were transactions between the Trustees or members of their immediate families and the Company. The Board affirmatively determined that each of our Trustees, other than Messrs. Olson and Roth, satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, we believe that all of these Trustees, who constitute a majority of the Board, are independent under the NYSE rules.

Board Leadership Structure

Our Board is deeply focused on our corporate governance practices. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Trustee who is independent, Board committees comprised solely of independent Trustees, and active engagement by all Trustees. While the Board understands that some shareholders may prefer for the roles of the Chairman and Chief Executive Officer to be split, the Board believes its current structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Trustees. We value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. All of our Trustees are independent, except Jeffrey S. Olson, our Chairman and Chief Executive Officer, and Mr. Roth.
As Chairman and Chief Executive Officer, Mr. Olson uses the in-depth focus and perspective gained as a senior executive leading other real estate companies and as an analyst covering many U.S. REITs to effectively and efficiently guide our Board. He fulfills his responsibilities in chairing a very independent board through close interaction with our Lead Trustee, Michael A. Gould, who was elected to serve in that capacity by the independent Trustees of our Board.

The Board concluded that Mr. Olson, as a well-seasoned leader with a track record of running and analyzing real estate companies over a long period of time, is the best person to lead the Board. The Board also considered current Board relationships and determined that there is actual and effective independent oversight of management with Mr. Gould serving as independent Lead Trustee, providing significant independent oversight of the Board and the Board as a whole, being primarily comprised of members independent of management, also serving as an actual and effective independent voice.

Lead Trustee

Our Corporate Governance Guidelines provide that a Lead Trustee shall annually be elected by a majority of the independent Trustees. Mr. Michael A. Gould has served as our Lead Trustee since 2015. The responsibilities and goals of our Lead Trustee are described in our Corporate Governance Guidelines and include the following:

•	Chairing all Board meetings at which the Chairman is not present, including executive sessions of the independent Trustees;

•	Consulting with the Chairman to suggest the schedule of Board meetings and annual or special meetings of shareholders;

•	Providing input to the Chairman to determine agendas for Board meetings;

•	Serving as a liaison between the Chairman/Chief Executive Officer and the independent Trustees;

•	Coordinating with the independent Trustees to evaluate the Chairman/Chief Executive Officer's performance in relation to annual goals and objectives;

•
Helping to develop a high-performing Board, by assisting Trustees in reaching consensus, keeping the Board focused on strategic decisions, managing information flow between the Trustees and management and coordinating activities across various committees; and

•	Supporting effective shareholder communication by the Chairman/Chief Executive Officer and the Board.

Board Committees

Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Membership of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is each composed of three Trustees who are each independent by reference to the rules, regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are posted on our website at www.uedge.com.
The table below sets forth a summary of our committee structure and membership information.

	Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nomination Committee
	Michael A. Gould*		✓	✓
	Steven H. Grapstein	✓		Chair
	Steven Guttman		✓
	Amy B. Lane	✓	Chair
	Kevin P. O'Shea†	Chair		✓

*	Lead Trustee
†	Audit Committee Financial Expert

Audit Committee
The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. An independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of internal control over financial reporting and other procedures.

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and is independent. The Board designated Mr. O'Shea, the Chair of the Audit Committee, as an "Audit Committee Financial Expert". Additional information regarding the Audit Committee can be found on page 20.

Compensation Committee
The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under the Company’s omnibus share plan. Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer and are subject to review and approval of the Compensation Committee. The Compensation Committee has authority under its charter to select, retain and approve fees for, and to terminate the engagement of, independent compensation consultants, outside legal counsel or other advisors as it deems appropriate without seeking approval of the Board or management.
Each member of the Compensation Committee qualifies as a “Non-Employee Director” for the purposes of SEC Rule 16b-3; or “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code and is independent. Additional information regarding the Compensation Committee can be found beginning on page 21.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the Board and the development and review of our Governance Guidelines. It also reviews Trustee compensation and benefits, and oversees annual self-evaluations of the Board and its committees. The committee also makes recommendations to the Board concerning the structure and membership of the other Board committees as well as management succession plans. The committee selects and evaluates candidates for the Board in accordance with the criteria set out in the Company’s Governance Guidelines, a summary of which is provided below. The committee is then responsible for recommending to the Board a slate of candidates for Trustee positions for the Board’s approval.

Each member of the Corporate Governance and Nominating Committee is independent.

Role of the Board and its Committees in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Olson, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.
The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.
The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.
The Corporate Governance and Nominating Committee oversees risks related to, among other matters, our governance structure and processes, succession planning, potential conflict of interest, and violations of the Company's Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as either a member of the Board of Directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings

In 2015, the Board held six meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings and the Corporate Governance and Nominating Committee held four meetings. Each Trustee attended all of the Board meetings and their respective committee meetings in 2015. We strongly encourage Trustees to attend the annual meeting of shareholders. We became a public company in 2015, and we did not hold an annual meeting of shareholders after the completion of our separation from Vornado Realty Trust (“Vornado”) in January 2015.
The independent Trustees of our Board have the opportunity to meet in executive session, without management present, at each Board and committee meeting. The Lead Trustee presides over independent, non-management sessions of the Board.

Nomination of Trustees

Before each annual meeting of shareholders, the Corporate Governance and Nominating Committee considers the nomination of each Trustee whose term expires at the annual meeting of shareholders and will also consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason.
The process that this committee will use to identify a nominee to serve as a member of the Board will depend on the qualities being sought, but the Board should, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following, among other, criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which UE does business and in UE’s industry or other industries relevant to UE’s business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other Trustees and potential Trustees in building a board that is effective, collegial and responsive to the needs of the Company; and (v) diversity of viewpoints, experience and other demographics.
The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the Board. The Board will be responsible for selecting candidates for election as Trustees based on the recommendation of the Corporate Governance and Nominating Committee.
In addition to considering incumbent Trustees, the Corporate Governance and Nominating Committee may identify Trustee candidates based on recommendations from management and shareholders. Shareholder recommendations must be submitted in writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton, III, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as Trustee, if elected. The Corporate Governance and Nominating Committee may request additional information in order to evaluate the nominee.

Under our current Bylaws (the “Bylaws”), at a shareholder meeting to elect Trustees, a plurality of all votes cast at the meeting is sufficient to elect a Trustee (as long as a quorum is present). Once our Board is no longer classified in 2018, our Board will amend our Bylaws to provide that, at a shareholder meeting to elect Trustees, a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.uedge.com, and these documents are available in print to any shareholder upon request by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton, III, Executive Vice President, General Counsel and Secretary. Information on or connected to our website is not and should not be considered a part of this Proxy Statement.

Communication with the Board of Trustees

Our Board believes that shareholders should have the ability to send written communication to the Board. Therefore, our policy is that all written communications from shareholders should be addressed to the Chairman at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019. The Chairman will review all relevant written communications with the other members of the Board.

COMPENSATION OF TRUSTEES

Non-employee members of the Board are compensated as follows:

(1)	each receives an annual cash retainer equal to $60,000;

(2)
each receives an annual grant of restricted Common Shares or restricted long-term incentive partnership units (“LTIP Units”) in Urban Edge Properties LP (“UELP”), our operating partnership, with a value equal to $90,000 that will vest on the one-year anniversary of grant;

(3)
each received in 2015 a one-time upfront grant of restricted Common Shares or restricted units with a value equal to $200,000 that was fully vested on the date of grant (not to be sold while such member is a Trustee, except in certain circumstances);

(4)	the Lead Trustee receives an additional annual cash retainer of $10,000;

(5)	the Chairman of the Audit Committee receives an additional annual cash retainer of $15,000;

(6)	the Chairman of the Compensation Committee receives an additional annual cash retainer of $7,500;

(7)	the Chairman of the Corporate Governance and Nominating Committee receives an additional annual cash retainer of $5,000; and

(8)	the Secretary for meetings of the independent Trustees receives an additional annual cash retainer of $2,500.
2015 Trustee Compensation. The following table summarizes the compensation that earned by and/or paid to our non-employee Trustees in 2015. Mr. Olson, our Chairman and Chief Executive Officer, does not receive compensation for his services as Trustee. Information regarding compensation for Mr. Olson can be found in the “Executive Officer Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Michael A. Gould	$71,250	$290,000	$361,250
Steven H. Grapstein	$63,750	$290,000	$353,750
Steven Guttman	$67,500	$290,000	$357,500
Amy B. Lane	$62,500	$290,000	$352,500
Kevin P. O'Shea	$75,000	$290,000	$365,000
Steven Roth	$60,000	$290,000	$350,000
(1) The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all stock awards granted during 2015 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (FASB ASC Topic 718). See Note 16 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10‑K (the “Form 10-K) for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.
(2) As of December 31, 2015, each individual who served as a non-employee Trustee during 2015 had outstanding the following number of Common Shares and LTIP Units:

Name	Shares/LTIP Units(1)
Michael A. Gould	12,164
Steven H. Grapstein	12,164
Steven Guttman	12,164
Amy B. Lane	12,164
Kevin P. O'Shea	12,164
Steven Roth	4,411,559(2)

(1) Each trustee received 12,164 LTIP Units in connection with their service as Trustee, 8,389 of which vested immediately and 3,775 of which vested on March 12, 2016.
(2) See footnote 12 to the table setting forth the security ownership of certain beneficial owners and management on page 18 of this Proxy Statement for additional information regarding Steven Roth's beneficial ownership.

Stock Ownership Guidelines

We have adopted equity ownership guidelines for our Board. Under our guidelines, all non-employee Trustees are required to maintain a minimum ownership level of Common Shares (or certain securities convertible into or redeemable for Common Shares) equal to at least five times their annual cash retainer. Our non-employee Trustees have until the end of the fifth full calendar year after becoming a Trustee to satisfy the ownership requirement. All non-employee Trustees currently satisfy these guidelines.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our executive officers and key employees. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position
Jeffrey S. Olson	48	Chairman and Chief Executive Officer
Robert Minutoli	65	Executive Vice President and Chief Operating Officer
Mark J. Langer	49	Executive Vice President and Chief Financial Officer
Robert C. Milton, III	44	Executive Vice President, General Counsel and Secretary
Michael Zucker	34	Executive Vice President - Leasing
Herbert Eilberg	39	Chief Investment Officer
Jennifer Holmes	35	Chief Accounting Officer
The following are biographical summaries of the experience of our executive officers and key employees. For information on Mr. Olson, please see his biographical summary provided above under the caption “Proposal 1: Election of Trustees.”
Robert Minutoli. Mr. Minutoli has served as our Executive Vice President and Chief Operating Officer since December 29, 2014. Prior to the spin-off, Mr. Minutoli was at Vornado, where, since 2009, he was responsible for Vornado’s malls and, since 2012, he was responsible for its malls and strip centers. Prior to joining Vornado, he was Executive Vice President-New Business and a member of the Executive Committee at The Rouse Company, where he spent 27 years. At Rouse, he held various construction, development, acquisitions/dispositions and business development positions. From 1972-1977 he was a commissioned officer in the U.S. Army Corps of Engineers. Mr. Minutoli has a B.S. degree from the United States Military Academy and an M.B.A. from Golden Gate University.
Mark J. Langer. Mr. Langer has served as our Executive Vice President and Chief Financial Officer since April 20, 2015. Mr. Langer was previously the Chief Financial Officer of Equity One, Inc., a position he held since April 2009. Mr. Langer also served as the Chief Administrative Officer of Equity One from January 2008 until January 2011. From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisor. From 1988 to 2000, Mr. Langer was a certified public accountant at KPMG, LLP, where he was elected a partner in 1998. Mr. Langer has a B.B.A. in Accounting from James Madison University.
Robert C. Milton, III. Mr. Milton joined Urban Edge Properties as Executive Vice President, General Counsel and Secretary in January 2016. Mr. Milton was previously General Counsel, Chief Compliance Officer, Secretary of the Board and a Managing Director of CIFC Corp. (and its predecessor) from August 2008 to August 2015. From 1999 to 2008 he was an attorney with Milbank, Tweed, Hadley & McCloy LLP in its Global Finance department. Mr. Milton has a B.A. in Mathematics from Vassar College, a J.D. from Vanderbilt Law School and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.
Michael Zucker. Mr. Zucker has served as our Executive Vice President - Leasing since March 7, 2016. Mr. Zucker previously served as our Executive Vice President - Leasing. Prior to the spin-off, Mr. Zucker was at Vornado, where he was responsible for overseeing Vornado’s owned and managed mall portfolio, including leasing, specialty retail, and marketing. Since 2004, he held positions at Vornado including Senior Vice President - Malls, Vice President - Mall Leasing, Leasing Director and Leasing Representative. Mr. Zucker has worked on numerous redevelopment projects including the transformation of The Outlets at Bergen Town Center (Paramus, NJ) and most recently Springfield Town Center (Springfield, VA). Mr. Zucker has broad and deep relationships with retailers and with leasing executives at our peers. Mr. Zucker holds a Bachelor’s of Business Administration from George Washington University.
Herbert Eilberg. Mr. Eilberg has served as our Chief Investment Officer since April 20, 2015. Mr. Eilberg was previously Senior Vice President, Acquisitions at Acadia Realty Trust, where he served as a key member of the acquisitions team and was responsible for sourcing, underwriting and closing core and value-add investments. Before joining Acadia, Mr. Eilberg worked in the real estate acquisition departments of The Milestone Group, Perry Capital and Soros Real Estate Partners. Mr. Eilberg has a B.A. in Architectural Studies from Brown University.
Jennifer Holmes. Ms. Holmes has served as our Chief Accounting Officer since December 29, 2014. Ms. Holmes previously spent over eleven years in the audit practice at Deloitte & Touche LLP, specializing in real estate, before joining Vornado in December of 2014. Ms. Holmes earned a Bachelor’s degree in Business Administration from the University of Wisconsin-Madison. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of Common Shares and Units (as defined below) beneficially owned, as of March 16, 2016, by: (i) each person who holds more than a 5% interest in the Company or our operating partnership, UELP; (ii) Trustees of the Company; (iii) each named executive officer; and (iv) the Trustees and all executive officers of the Company as a group. Unless otherwise specified, “Units” are common limited partnership units of UELP and other classes of units convertible into such common limited partnership units (including LTIP Units and OPP Units). “OPP Units” are restricted LTIP Units that are granted pursuant to our outperformance plans, which are multi-year, performance-based equity compensation plans under which participants have the opportunity to earn compensation payable in the form of equity awards if, and only if specified performance criteria are met during the relevant performance periods, as described under “Executive Officer Compensation”. Percentage of total beneficial ownership is calculated based on 99,378,266 Common Shares and 6,212,174 Units, as described in footnotes (1) through (4) of the table below.
Beneficial ownership of Common Shares is determined under the rules of the SEC and generally includes any Common Shares over which a person exercises sole or shared voting or investment power. Common Shares subject to options currently exercisable or exercisable within 60 days of May 16, 2016 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. In the case of persons other than our executive officers and Trustees or where we have received additional information from the beneficial owner, the information presented in this table is based on filings with the SEC as of March 16, 2016. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the individuals and entities named in the table below have sole voting and investment power with respect to all Common Shares and Units below. The address of each Trustee and executive officer shown in the table below is c/o Urban Edge Properties, 888 Seventh Avenue, New York, NY 10019.

	Beneficial Ownership
Name of Beneficial Owner	Number of Common Shares and Units(1)(2)	Percent of All Shares(1)(2)(3)	Percent of All Shares and Units(1)(2)(4)
Blackrock, Inc.(5)	10,217,795	10.28%	9.69%
The Vanguard Group, Inc.(6)	14,235,067	14.32%	13.50%
Vanguard Specialized Funds(7)	7,150,634	7.20%	6.78%
T.Rowe Price Associates, Inc.(8)	5,594,143	5.63%	5.30%
FMR LLC(9)	7,913,473	7.96%	7.50%
Vornado Realty L.P.(10)	5,717,184	5.75%	5.42%
Jeffrey S. Olson, Chairman and Chief Executive Officer(11)	230,476	*	*
Michael A. Gould, Trustee(11)	13,549	*	*
Steven H. Grapstein, Trustee(11)	13,549	*	*
Steven Guttman, Trustee(11)	13,549	*	*
Amy B. Lane, Trustee(11)	13,549	*	*
Kevin P. O'Shea, Trustee(11)	13,549	*	*
Steven Roth, Trustee(11)(12)	4,412,944	4.44%	4.18%
Robert Minutoli, Executive Vice President and Chief Operating Officer(11)	128,742	*	*
Mark J. Langer, Executive Vice President and Chief Financial Officer(11)	53,564	*	*
Michael Zucker, Executive Vice President and Head of Leasing(11)	17,199	*	*
Herbert Eilberg, Chief Investment Officer(11)	30,433	*	*
All Trustees and Executive Officers as a Group	4,941,103	4.95%	4.68%
__________________
* Represents beneficial ownership of less than 1% of our outstanding Common Shares
(1) Numbers and percentages in the table are based on 99,378,266 Common Shares and 6,212,174 Units (other than Units held by the Company) outstanding as of March 16, 2016.
(2) The Company conducts its business through, and substantially all of its interests in properties are held by, UELP. The Company is the sole general partner of, and owns approximately 94% of the Units of, UELP as of March 16, 2016 (one Unit for each Common Share outstanding). Generally, any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the

Company) have the right to have their Units redeemed in whole or in part by UELP for cash equal to the fair market value, at the time of redemption, of one Common Share for each Unit redeemed or, at the option of the Company, one Common Share, subject to customary anti-dilution provisions (the "Unit Redemption Right").
(3) The total number of Shares outstanding used in calculating this percentage assumes that all Shares that each person has the right to acquire within 60 days of the record date (pursuant to the exercise of options or upon the redemption or conversion of other Company or UELP securities for or into Shares) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(4) The total number of Shares and Units outstanding used in calculating this percentage assumes that all Shares and Units that each person has the right to acquire within 60 days of the record date (pursuant to the exercise of options or upon the redemption or conversion of Company or UELP securities for or into Shares or Units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(5)
The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. Ownership information based on Blackrock’s Schedule 13G/A filed January 8, 2016. The number of Common Shares beneficially owned by each reporting person with sole voting power is 9,996,710.

(6) The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information based on Vanguard’s Schedule 13G filed February 10, 2016. The number of Common Shares beneficially owned by each reporting person with sole voting power is 331,193.
(7) The address of Vanguard Specialized Funds is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information based on Vanguard Specialized Funds’ Schedule 13G filed February 9, 2016. The number of Common Shares beneficially owned by each reporting person with sole voting power is 7,150,634.
(8) The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. Ownership information based on T. Rowe Price’s Schedule 13G filed February 16, 2016. The number of Common Shares beneficially owned by each reporting person with sole voting power is 431,150.
(9) The address of FMR LLC is 245 Summer Street, Boston, MA 02210. Ownership information based on FMR’s Schedule 13G filed February 12, 2016. The number of Common Shares beneficially owned by each reporting person with sole voting power is 1,600,747.
(10) The address of Vornado Realty L.P. is 888 Seventh Avenue, New York, NY 10019.
(11) The number of Common Shares and Units (but not the number of Common Shares alone) beneficially owned by the following persons (i) does not include the number of unvested and nonredeemable restricted OPP Units or other unvested and nonredeemable LTIP Units as indicated: Herbert Eilberg - 16,800 OPP Units; Mark J. Langer - 58,800 OPP Units and 30,154 other LTIP Units; Robert Minutoli - 67,200 OPP Units and 18,829 other LTIP Units; Jeffrey S. Olson - 84,000 OPP Units; and Michael Zucker - 33,600 OPP Units, and (ii) does include the number of vested and redeemable restricted units as indicated: Michael A. Gould - 12,164; Steven H. Grapstein - 12,164; Steven Guttman - 12,164; Amy B. Lane - 12,164; Robert Minutoli - 89,961; Jeffrey S. Olson - 209,213; and Kevin P. O’Shea - 12,164. The number of Common Shares or Units beneficially owned by the following persons includes the number of unvested or unredeemable Common Shares as indicated: Herbert Eilberg - 24,155; Michael A. Gould - 1,385; Steven H. Grapstein - 1,385; Steven Guttman - 1,385; Amy B. Lane - 1,385; Mark J. Langer - 11,163; Robert Minutoli - 14,668; Jeffrey S. Olson - 21,263; Kevin P. O’Shea - 1,385; Steven Roth - 1,385; and Michael Zucker - 9,868.
(12)1,577,036 of these Common Shares were acquired in the pro rata distributions made by each of Vornado and VRLP in connection with the spinoff of the Company from Vornado. Mr. Roth’s total beneficial ownership amount includes 1,936 shares held by the Daryl and Steven Roth Foundation, 2,801,774 shares held by Interstate Properties (a New Jersey general partnership of which Mr. Roth is the managing general partner), and 18,649 shares held by Mr. Roth’s spouse. Mr. Roth does not deem the holding of these shares as an admission of beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Trustees, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2015 these persons timely filed all reports they were required to file under Section 16(a) except that due to an administrative oversight, the grant of OPP Units to our Chief Investment Officer on November 6, 2015 was reported late on a Form 4 filed on November 12, 2015.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016, and the Board is asking shareholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015 and is considered by our management to be well qualified. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services
The following table summarizes the aggregate fees for professional services rendered to us by Deloitte & Touche LLP (“Deloitte”) for the years ended December 31, 2015 and 2014:

	2015	2014
Audit fees(1)	$775,000	$670,000
Audit-related fees(2)	199,000	1,773,227
Tax fees(3)	248,050	—
Total Fees	$1,222,050	$2,443,227
___________________

(1)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2015 and 2014, for professional services rendered for the audits of the Company’s annual consolidated and combined financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated and combined interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2015 and 2014 for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated and combined financial statements which are not reported under “Audit Fees”, and generally includes fees for stand-alone audits of subsidiaries and accounting consultations. For 2014, Audit-related fees consisted principally of the carve-out audits of the Company's businesses for the years ended December 31, 2014, 2013 and 2012 included in the Company's Form 10 associated with the spin-off, as well as other services related to SEC matters and statutory audits.

(3) Represents the aggregate fees billed by Deloitte for the year ended December 31, 2015 for professional services rendered for tax compliance, tax advice and tax planning.  Tax fees generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

Pre-Approval Policies and Procedures
The Audit Committee established a policy of reviewing and approving engagement letters with our independent registered public accounting firm for the services described under “Audit Fees” before the provision of those services, and has pre-approved the use of our independent registered public account firm by the Company for additional audit-related and other services of up to $50,000 and $25,000, respectively. Any services not specified that exceed those amounts must be approved by the Audit Committee before the provision of such services commences. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2015.

AUDIT COMMITTEE REPORT

The Audit Committee’s purposes are to (i) assist the Board of Trustees (the “Board of Trustees” or the “Board”) of Urban Edge Properties, a Maryland real estate investment trust (the “Company”), in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent registered public accounting firm, and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function; and (ii) prepare an Audit Committee report as required by the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement. The function of the Audit Committee is oversight. The Board of Trustees, in its business judgment and upon the recommendation of the Corporate Governance and Nominating Committee, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange (the “NYSE”), as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The Board of Trustees has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE and that Mr. O’Shea is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to an Audit Committee Charter.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.
In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated and combined financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate.
Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2015, the Audit Committee recommended to the Board of Trustees that the audited consolidated and combined financial statements be included in the Annual Report on Form 10- K for the fiscal year ended December 31, 2015.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated and combined financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), that the consolidated and combined financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.

Kevin P. O’Shea (Chair)
Steven H. Grapstein
Amy B. Lane

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview
The “Executive Officer Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2015. For the fiscal year ended December 31, 2015, our NEOs and their titles were as follows:

•	Jeffrey S. Olson - Chairman and Chief Executive Officer (“CEO”)

•	Mark J. Langer - Executive Vice President and Chief Financial Officer (“CFO”)

•	Robert Minutoli - Executive Vice President and Chief Operating Officer (“COO”)

•	Michael Zucker - Executive Vice President - Leasing

•	Herbert Eilberg - Chief Investment Officer

Executive Summary
UE became a public company on January 15, 2015 following the separation from Vornado Realty Trust (“Vornado”). At the time of separation, UE owned 82 retail properties and a warehouse park adjacent to one of its centers that had been owned by Vornado and its subsidiaries. Pursuant to a separation and distribution agreement between UE and Vornado (the “Separation Agreement”), the interests in certain properties held by VRLP, Vornado’s operating partnership, were contributed or otherwise transferred to UE in exchange for 100% of our outstanding Common Shares. Following that contribution, VRLP distributed 100% of our outstanding Common Shares to Vornado and the other common limited partners of VRLP, pro rata with respect to their ownership of common limited partnership units in VRLP. Vornado then distributed all of our Common Shares it had received from VRLP to Vornado common shareholders on a pro rata basis.
Our executive compensation philosophy emphasizes performance-based compensation over guaranteed pay. In 2015, a significant portion of the total compensation of executive officers was in the form of service based equity awards that vest over time to promote retention and alignment with shareholder value.
2015 Business Highlights
In addition to our successful spin-off from Vornado in January 2015, we realized a number of financial and non-financial achievements in 2015, including:

•	Forming and recruiting our leadership team;

•	Generating Funds From Operations (“FFO”) of $0.93 per diluted share and Recurring FFO of $1.21 per diluted share;

•	Increasing same-property Net Operating Income (“NOI”) by 4.1% (4.0% including properties in redevelopment) over the prior year;

•	Increasing same-property retail portfolio occupancy by 90 basis points to 97.2% as compared to December 31, 2014; and

•
Achieving total shareholder return of 1.4% since our spin-off on January 15, 2015, which significantly exceeded the returns of our peer group (-10.5% at the median) and the general REIT market (MSCI REIT Index return was -4.1%).

2015 Total Return to Shareholders Performance
The following performance graph compares the cumulative total shareholder return of our common stock with the MSCI REIT Index as provided by SNL Financial LC, from January 15, 2015 to December 31, 2015, assuming the reinvestment of all dividends into additional common shares during the holding period. Stock performance is not necessarily indicative of future results.

2015 Executive Compensation Highlights

•
Prior to our separation from Vornado, Steven Roth, Chairman of the Board and Chief Executive Officer of Vornado recruited Jeffrey S. Olson to serve as our Chief Executive Officer and Chairman of our Board of Trustees and Robert Minutoli to serve as our Chief Operating Officer and Vornado negotiated and approved the terms of their employment agreements. Subsequently, Mr. Olson recruited the balance of our executive team. The compensation of each of our executive officers was generally based on the executive’s prior experience and duties and responsibilities with the Company.

•	In connection with 2015 performance, the Compensation Committee approved incentive compensation payouts at target amounts in accordance with each NEO’s respective employment agreement or offer letter.

•	Since Mr. Zucker was not subject to an employment agreement or offer letter, his 2015 incentive compensation was based on the budgeted amounts and the CEO’s recommendations.

•
On November 3, 2015, the Compensation Committee approved the Company’s 2015 Outperformance Plan (the “2015 OPP”), which provides tangible value to our executives only upon the creation of significant shareholder value above specified hurdles (both absolute and relative) over a three-year performance period.

•
Initial equity grants were made to certain NEOs in connection with the recruitment of our management team and were paid in the form of LTIP Units and stock options. The Compensation Committee does not expect the initial equity grants to be a recurring portion of our compensation and believes that these grants were appropriate in order to attract and retain talented executives and to link compensation to shareholder returns.

•
For fiscal 2015, the Summary Compensation Table amounts comprise annual compensation elements plus the initial equity grants made to certain NEOs. For Mr. Olson, his 2015 reported compensation comprises the following:

Component	2015 - As Reported in Summary Compensation Table
Make-whole LTIP Units for compensation forfeited at prior employer	$4,349,747
One-Time Inducement Stock Options	$8,305,784
Compensation relating to 2015 services	$2,596,535

Summary of Employment Agreement Compensation Terms
Below is a summary of the compensation-related terms included in each NEO’s respective employment agreement or offer letter:

Executive	Base Salary	Bonus	Annual Equity Grants
Jeffrey Olson (Chairman and CEO)	$1,000,000
Annual target bonus of no less than 100% of base salary payable 50% in cash and 50% in equity awards that vest ratably over four years. The annual bonus in respect of fiscal year 2015 is not to be less than $1,000,000.
			Annual grants of stock options with a grant date Black Scholes value equal to $500,000 and vesting ratably over four years, subject to continued employment through each vesting date.
Mark Langer (Executive Vice President and CFO)	$525,000	Annual target bonus of no less than 100% of base salary payable 50% in cash and 50% in equity awards that vest ratably over three years.	Annual grants of stock options with a grant date Black Scholes value equal to $200,000 and vesting ratably over three years, subject to continued employment through each vesting date.
Robert Minutoli (Executive Vice President and COO)	$500,000	Annual target bonus of no less than 100% of base salary payable 100% in cash
Annual grants of a number of LTIP units equal to $350,000 divided by the FMV of one Common Share on grant date and vesting ratably over three years, subject to continued employment through each vesting date.

Michael Zucker (Executive Vice President - Leasing)	$325,000	No employment agreement or offer letter; received 2014 annual bonus of $175,000 from Vornado	N/A
Herbert Eilberg (Chief Investment Officer)	$350,000	2015 target bonus of $400,000 payable 50% in cash and 50% in equity awards that vest ratably over three years.	N/A

Compensation Review Process
Compensation Program Objectives
UE’s Compensation Committee was formed in January 2015 and established executive compensation objectives and philosophy to attract, retain and appropriately reward a “best-in-class” executive management team. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. Accordingly, the objectives of our executive compensation program are to:

•	Attract and retain a highly-experienced, “best-in-class” team of executives.

•	Motivate our executives to contribute to the achievement of company-wide, business-unit and individual goals.

•	Emphasize equity-based incentives with long-term performance measurement periods and vesting conditions.

•	Align the interests of executives with shareholders by linking payouts under annual incentives to performance measures that promote the creation of long-term shareholder value.

•	Achieve an appropriate balance between risk and reward in our compensation program that does not encourage excessive or inappropriate risk-taking.

•	Encourage equity ownership by our executives over the course of their employment, aligning executive interests with those of our shareholders.

•	Maintain a best-in-class compensation program that incorporates best practice policies from the perspective of shareholders, peers and other relevant sources.

Our executive compensation program is intended to reward the achievement of annual, long-term and strategic goals of both the Company and the individual executive. To achieve these intentions, our executive compensation program includes fixed, variable, annual and long-term components as described below. In particular, for our Chairman and CEO, a majority of his compensation is in the form of equity compensation subject to multi-year, time-based vesting and/or total return to shareholders (TSR) performance in the form of OPP Units designed to ensure that the value of his compensation ultimately realized is based on our share price performance, further aligning his interests with those of the Company and its shareholders.
Role of the Compensation Committee and our Chief Executive Officer
The purposes and responsibilities of the Compensation Committee of the Board include:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;

•	Review and approve the total compensation package for the Trust’s officers at the level of executive vice-president and above;

•
Make recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval and approve any new or materially amended equity compensation plan where shareholder approval has not been obtained; and

•	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies.
The Compensation Committee also may retain, at our expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. In setting the 2015 compensation for our NEOs (other than the CEO), the Compensation Committee also considered the recommendations of the CEO.
Role of the Independent Compensation Consultant and Use of Peer Group Data
The Compensation Committee selected FTI Consulting, Inc. (“FTI Consulting”) as its compensation consultant for 2015. FTI Consulting provides the Compensation Committee with peer executive compensation data and expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate FTI Consulting as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that FTI Consulting is independent from management based upon the consideration of relevant factors, including the following:

•	FTI Consulting does not provide any services to us except advisory services to the Compensation Committee;

•	The amount of fees received from us by FTI Consulting is not material as a percentage of FTI Consulting’s total revenue;

•	FTI Consulting has policies and procedures that are designed to prevent conflicts of interest;

•
FTI Consulting and its employees that provide services to the Compensation Committee do not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and

•	FTI Consulting and its employees that provide services to the Compensation Committee do not own any of our Common Shares.
Based on the data and analysis provided by FTI Consulting, the Compensation Committee has developed a compensation plan that seeks to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry. The Compensation Committee considered FTI Consulting’s peer group analysis when determining base salaries and bonuses paid to our executives for 2015.
In selecting the targeted peer group, the Compensation Committee considers REITs based upon the following characteristics (based on at least two of the three criteria):

•	Retail property focus (shopping centers, freestanding retail and regional malls);

•	Size-based comparison of REITs headquartered in New York City and with which the Company directly competes for talent;

•	Market capitalization no less than approximately one half (½) and no more than approximately two times the market capitalization of UE; and

The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data in September 2015.

Company	Implied Equity Market Cap(1) ($)	Headquarters	Sector	Size-Based Peer	Asset-Based Peer	NYC-Based Peer
Acadia Realty Trust	2,191.8	White Plains, NY	Shopping Centers	✓	✓	✓
Empire State Realty Trust, Inc.	4,555.0	New York, NY	Office	✓		✓
Equity One, Inc.	3,114.2	North Miami Beach, FL	Shopping Centers	✓	✓
Kite Realty Group Trust	2,016.0	Indianapolis, IN	Shopping Centers	✓	✓
Lexington Realty Trust	1,998.3	New York, NY	Diversified	✓		✓
OUTFRONT Media Inc.	3,042.9	New York, NY	Specialty	✓		✓
Paramount Group, Inc.	4,436.6	New York, NY	Office	✓		✓
Pennsylvania Real Estate Investment Trust	1,488.3	Philadelphia, PA	Regional Malls	✓	✓
Retail Opportunity Investments Corp.	1,719.3	San Diego, CA	Shopping Centers	✓	✓
Retail Properties of America, Inc.	3,316.4	Oak Brook, IL	Shopping Centers	✓	✓
Rouse Properties, Inc.	889.7	New York, NY	Regional Malls	✓	✓	✓
Spirit Realty Capital, Inc.	4,137.1	Scottsdale, AZ	Free Standing	✓	✓
Tanger Factory Outlet Centers, Inc.	3,297.1	Greensboro, NC	Shopping Centers	✓	✓
Weingarten Realty Investors	4,059.2	Houston, TX	Shopping Centers	✓	✓
WP Glimcher, Inc.	2,591.4	Columbus, OH	Regional Malls	✓	✓
Urban Edge Properties	2,223.6	New York, NY	Shopping Centers
_________________
(1) As of September 24, 2015.

Analysis of Risk Associated with our Executive Compensation Program
Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program and the Compensation Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance.
The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short- and long-term corporate performance. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so. We and our Compensation Committee also believe that the mix of formulaic criteria (such as that used in respect of our OPP Units) and a non-formulaic evaluation of historic performance provides an incentive for our executives to produce superior performance without the distorting effects of providing a pre-determinable compensation award based on the performance of only one division or business unit or upon other results that may not reflect the long- or short-term results of the Company as a whole.
As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.

Elements of Compensation
Base Salary: Description and Analysis
Although the Compensation Committee does not necessarily set base salary levels equal to any specific percentage of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within the range of base salaries paid in the targeted peer group and sufficient to attract competent executive talent and maintain a stable management team.
Under their employment agreements, and offer letters, as applicable, the 2015 base salaries for Messrs. Olson, Langer, Minutoli and Eilberg were as set forth below, and Mr. Zucker’s base salary was determined by reference to his salary at Vornado prior to the Company’s separation therefrom.

Name	2015 Annual Base Salary	2015 Base Salary Earned(1)
Mr. Olson	$1,000,000	$1,000,000
Mr. Langer	$525,000	$343,269
Mr. Minutoli	$500,000	$500,000
Mr. Zucker	$325,000	$325,000
Mr. Eilberg	$350,000	$228,846
__________________
(1) The salary earned for Messrs. Langer and Eilberg reflects the pro-rated portion of their annual base salaries based upon their periods of employment by us during 2015.

Annual base salaries are reviewed each year by the Compensation Committee and, under the employment agreements with Messrs. Olson, Langer and Minutoli, may be increased by the Compensation Committee as needed. The base salaries of our NEOs were not adjusted for 2016.
Annual Cash and Equity Incentives
The employment agreements and offer letters, if applicable, with certain of our NEOs provide for target annual incentive bonus amounts (generally expressed as a percentage of the respective NEO’s base salary) in the ranges set forth in the “Summary of Employment Agreement Compensation Terms” table above. In the case of Mr. Olson and pursuant to his employment agreement, his 2015 bonus amount was to be not less than $1,000,000. There are no threshold or maximum bonus levels specified in the employment agreements or offer letters with these NEOs. Annual bonus target levels for these NEOs were generally negotiated at the time of their hire and, in the case of Messrs. Minutoli and Zucker, determined consistent with the executive’s duties and responsibilities and executive pay practices at Vornado.
In February 2016, the Compensation Committee approved 2015 incentive bonus payments to our NEOs. The Compensation Committee had not previously established performance metrics for the determination of cash and stock bonuses for our executive officers for 2015. Instead, the Compensation Committee based its bonus determinations for 2015 on a review of our performance for 2015, including our financial results, our strategic achievements and the Compensation Committee’s assessment of individual management contributions and performance. The Compensation Committee was not bound by any specific weighting relative to the factors considered. For 2016, the Compensation Committee intends to implement a bonus program based on the achievement of certain metrics and criteria tied to the Company's strategic plans. These metrics and criteria shall be individually tailored to the role the relevant NEO plays in the Company. It is common for recent IPO/spin-offs to utilize a more discretionary program the first year and to adopt a more formulaic approach in subsequent years.

2015 Strategic Goals
For 2015, the Compensation Committee based its assessment on a review of the following financial results and strategic goals: (1) operating fundamentals, (2) portfolio quality, (3) valuation creation through redevelopment of existing properties and (4) balance sheet management.
With respect to operating fundamentals, the Company generated FFO of $0.93 per diluted share and Recurring FFO of $1.21 per diluted share for the twelve months ended December 31, 2015. The Company also increased same-property NOI by 4.1% (4.0% including properties in redevelopment) over the prior year and increased same-property retail portfolio occupancy by 90 basis points to 97.2% as compared to December 31, 2014. These results helped the Company achieve total shareholder return of 1.4% since the Company’s spin off from Vornado on January 15, 2015, which significantly exceeded the returns of our peer group

(-10.5% at the median) and the general REIT market as represented by the MSCI REIT Index, for which the return was -4.1%. See the section above captioned “Role of the Independent Compensation Consultant and Use of Peer Group Data” for our discussion of a list of our peer group.
FFO, Recurring FFO, FFO per diluted share, Recurring FFO per diluted share, same-property NOI and same property NOI including properties in redevelopment are non-GAAP financial measures. For a more detailed discussion of such terms and reconciliations to their nearest GAAP measure, respectively, please see "Non-GAAP Financial Measures" on page 46 and pages three through five of our Supplemental Disclosure Package (dated December 31, 2015) attached as Exhibit 99.2 to our Form 8-K dated February 17, 2016.
The Company also continued to increase its portfolio quality through development, redevelopment and anchor repositioning projects and acquisitions, increasing its project pipeline by approximately $100 million. By 2015 year end, the Company had over ten active redevelopment projects representing gross leasable area (“GLA”) of over two million square feet and an estimated total gross cost of approximately $122.8 million. Active projects include renovation and re-tenanting efforts at Bruckner Boulevard and the East Hanover warehouses, the conversion of the Montehiedra Town Center to an outlet/value hybrid center and the addition of shop space at Garfield and North Plainfield. In addition, in December 2015, the Company acquired a 46,000 square foot neighborhood street retail and office property (Cross Bay Commons) located in Queens, New York for $27.0 million.
The Company ended the year with $169.0 million in cash and cash equivalents and no amounts drawn on its $500 million revolving credit facility.
Based on the Compensation Committee’s assessment of UE’s performance and considering that the Company adopted the 2015 OPP in November 2015, the Compensation Committee approved incentive compensation (including cash and equity-based incentives) at the contracted target amounts, except for Mr. Zucker who is not subject to an employment agreement or offer letter. In connection with Mr. Zucker’s incentive compensation, the Compensation Committee approved a cash and stock bonus amount based on budgeted amounts and the CEO’s recommendations.

Name	Cash Bonus	Stock Bonus(1)	Stock Options(2)
Mr. Olson	$500,000	$500,000	$500,000
Mr. Langer	$262,500	$262,500	$200,000
Mr. Minutoli	$500,000	$350,000	—
Mr. Zucker	$200,000	$200,000	—
Mr. Eilberg	$200,000	$200,000	—
_________________
(1) The stock bonus amounts were issued on February 8, 2016 (February 9, 2016 in the case of Mr. Minutoli) as restricted stock under the terms of the Urban Edge Properties Omnibus Share Plan (the "Omnibus Share Plan"). These shares vest ratably over three years (or four years in the case of Mr. Olson) subject to continued employment through each vesting date with the initial vesting occurring on February 8, 2017.
(2) The stock options were granted on February 8, 2016 pursuant to the Omnibus Share Plan with 10-year contractual lives and vest ratably over three years (or four years in the case of Mr. Olson), subject to continued employment through each vesting date, with the initial vesting occurring on February 8, 2017.

Long-Term Equity-Based Compensation: 2015 Outperformance Plan
On November 3, 2015, the Compensation Committee approved the Company’s 2015 OPP, a multi-year performance-based equity compensation program. Under the 2015 OPP, participants may earn awards in the form of LTIP Units (any LTIP Units granted or earned under the OPP are also referred to herein as OPP Units) based on our absolute TSR and our TSR relative to our peer group over a three-year measurement period from November 6, 2015 through November 5, 2018. Participants will not earn any awards under the 2015 Outperformance Plan if the Company’s TSR during the performance measurement period does not meet the minimum thresholds set forth below.
The maximum number of LTIP Units will be earned under the OPP if the Company both (a) achieves 50% or higher TSR over the three-year measurement period (“Absolute TSR Component”) and (b) is in the 75th or greater percentile of our peer group for TSR over the three-year measurement period (“Relative TSR Component”). Listed below is the maximum number of LTIP Units that each NEO will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Name	Threshold Units(1)	Target Units(2)	Maximum Potential Units(3)	Grant Date Value(4)
Mr. Olson	16,800	50,400	84,000	$944,737
Mr. Langer	11,760	35,280	58,800	$661,316
Mr. Minutoli	13,440	40,320	67,200	$755,789
Mr. Zucker	6,720	20,160	33,600	$377,895
Mr. Eilberg	3,360	10,080	16,800	$188,947
_________________
(1) Represents the number of units earned if the minimum threshold is met under the OPP Plan.
(2) Represents the midpoint between the Threshold Units and Maximum Potential Units.
(3) Represents the maximum number of units earned if all of the performance thresholds under the OPP Plan are met.
(4) Represents the notional units granted under the plan multiplied by the grant date fair value of $11.25. The grant date fair value is computed in accordance with FASB ASC 718 and based on the Maximum Potential Units that may be earned.

33⅓% of the award is earned if the Company outperforms a predetermined absolute TSR and 66⅔% is earned if the Company outperforms on a relative basis a select peer group of retail REITs as follows:

Absolute TSR Component (33⅓% of the Award)	% of Award Earned
21.0%	20.0%
35.5%	60.0%
50.0%	100.0%

Relative TSR Component (66⅔% of the Award)	% of Award Earned
50th Percentile	20.0%
62.5th Percentile	60.0%
75th Percentile	100.0%

The number of LTIP Units that are earned if performance is above the minimum thresholds, but below the maximum thresholds, will be determined based on linear interpolation between the percentages earned at the minimum and maximum thresholds. During the performance measurement period, participants will receive only one-tenth of the dividends otherwise payable to the Company’s shareholders with respect to their LTIP Units and the remaining dividends on their LTIP Units will accrue during the performance measurement period and will be paid to participants only if the LTIP Units are ultimately earned based on the achievement of the designated performance objectives.
If the designated performance objectives are achieved, awards earned under the 2015 OPP will also be subject to vesting based on continued employment with the Company through November 5, 2020, with 50% of each award vesting on the date the Compensation Committee determines the amount earned under the 2015 OPP following the conclusion of the performance period, and 25% vesting on each of November 5, 2019 and November 5, 2020.
Long-Term Equity-Based Compensation: Initial Equity Grants
In 2015, the Company granted special, one-time LTIP Units and stock options to certain NEOs as make-whole and inducement awards and to provide further alignment between key employees and the Company’s shareholders. The Compensation Committee does not expect the initial equity grants to be a recurring portion of our compensation and believes that it was appropriate in order to attract and retain talented executives and to link compensation to shareholder returns.
On February 17, 2015, pursuant to the terms of his employment agreement and to induce him to join the Company as its Chief Executive Officer, Mr. Olson was granted 2,092,137 stock options that vest 25% on the third anniversary, 25% on the fourth anniversary and 50% on the fifth anniversary, all subject to continued employment through each vesting date. Mr. Olson was also granted 209,213 vested LTIP Units that were fully vested upon grant in order to compensate Mr. Olson for compensation forfeited at his previous employer.
On April 20, 2015, pursuant to his employment agreement and to induce him to join the Company as its Chief Financial Officer, Mr. Langer was granted (i) 127,551 stock options and (ii) 42,053 unvested LTIP Units, in each case vesting ratably over four years subject to continued employment through each vesting date.

On February 17, 2015, pursuant to his employment agreement and to induce him to join the Company as its Chief Operating Officer, Mr. Minutoli was granted (i) 25,105 unvested LTIP Units that vest ratably over four years subject to continued employment through each vesting date and (ii) 83,685 vested LTIP Units that were fully vested upon grant for compensation forfeited at his previous employer.
On February 17, 2015, to induce him to join the Company, Mr. Zucker was granted (i) 13,623 stock options and (ii) 2,044 unvested restricted shares, in each case, that vest ratably over three years subject to continued employment through each vesting date.
On May 11, 2015, Mr. Eilberg was granted 20,928 unvested restricted shares in order to compensate him for forfeitures in relation to his previous employer that vest as follows: 5,278 shares on January 1, 2016; 5,278 shares on January 1, 2017; 4,913 shares on January 1, 2018; 4,231 shares on January 1, 2019; and 1,228 shares on January 1, 2020, in each case, subject to continued employment through each vesting date.
Benefits and Perquisites
We provide our NEOs with certain perquisites that we believe are reasonable and in line with the prevailing competitive market. In the case of Messrs. Langer and Minutoli, these perquisites include supplemental life, disability and similar insurance premiums not to exceed $30,000 in any calendar year. Additionally, due to the location of our corporate offices in New York City and the extensive business-related travel requirements of our NEOs, we provide certain of our NEOs with the use of a car and/or driver or a car allowance. Providing a car and driver allows these executive officers to use their travel time efficiently and productively for business purposes. Accordingly, we believe providing these benefits serves the best interests of our shareholders as it allows our executives to continue to focus on Company matters while traveling. While providing a car and driver does provide incidental personal benefit to the executive, the cost of this personal benefit constitutes only a small percentage of the executive’s total compensation. Nevertheless, the amounts disclosed in this Proxy Statement for car and driver costs include the entire value of the benefit, both business and personal.
Governance Policies Relating to Compensation
Equity Ownership Guidelines
To further foster the strong ownership culture among our senior executive management team, and to ensure the continued direct alignment of management and shareholder interests and to be consistent with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our Chairman and CEO, CFO and COO maintain a minimum ownership level of Common Shares or related Company equity. The equity ownership requirements (comprised of Common Shares and certain securities convertible into or redeemable for Common Shares) for our executives are as follows:

Title	Multiple
Chairman and CEO	5x Base Salary
CFO	3x Base Salary
COO	3x Base Salary

These executive officers have until the end of the fifth full calendar year after becoming an executive officer to satisfy the ownership requirement. All of these executive officers satisfy these guidelines.
Policy on Hedging and Pledging of Company Securities
Our NEOs and Trustees are prohibited from purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for any loan.

2015 Summary Compensation Table

The following table sets forth the 2015 compensation earned by or granted to each of our NEOs:

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Restricted Share/Unit Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jeffrey S. Olson	2015	$1,000,000	$500,000	$5,294,484	$8,305,784	$—	$151,798	$15,252,066
Chairman and Chief Executive Officer
Robert Minutoli	2015	$500,000	$500,000	$3,079,049	$—	$—	$51,116	$4,130,165
Executive Vice President and Chief Operating Officer
Mark J. Langer	2015	$343,269	$262,500	$1,600,748	$500,000	$—	$138,257	$2,844,774
Executive Vice President and Chief Financial Officer
Michael Zucker	2015	$325,000	$200,000	$427,891	$49,996	$—	$31,500	$1,034,387
Executive Vice President - Leasing
Herbert Eilberg	2015	$228,846	$200,000	$648,944	$—	$—	$209	$1,077,999
Chief Investment Officer
Matthew Iocco	2015	$—	$—	$—	$—	$—	$—	$—
Former Interim Chief Financial Officer(4)
______________________

(1)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation of Restricted Share / Unit Awards is based on the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Certification (“ASC”) Topic 718. On February 17, 2015, the Company granted (i) Mr. Olson 209,213 LTIP Units that were immediately vested, (ii) Mr. Minutoli 83,685 LTIP Units that were immediately vested and 25,105 LTIP Units with ¼ vesting on each anniversary of the grant date, and (iii) Mr. Zucker 2,044 restricted Common Shares with ⅓ vesting on each anniversary of the grant date. On April 20, 2015, the Company granted Mr. Langer 42,053 LTIP Units with ¼ vesting on each anniversary of the grant date. On May 11, 2015, the Company granted Mr. Eilberg 20,928 Common Shares with 5,278 vesting on January 1, 2016, 5,278 vesting on January 1, 2017, 4,913 vesting on January 1, 2018, 4,231 vesting on January 1, 2019 and 1,228 vesting on January 1, 2020. Assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated and combined financial statements included in our Form 10-K as filed with the SEC. On November 6, 2015, the Company granted each of Messrs. Olson, Minutoli, Langer, Zucker and Eilberg 84,000, 67,200, 58,800, 33,600 and 16,800 OPP Units, respectively, with 50% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 25% vesting on the fifth anniversary of the grant date, subject to certain performance hurdles further described herein. Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Dividends are paid on both the vested and unvested portion of restricted Common Shares and restricted LTIP Unit awards, and 10% of the dividend amount is paid on the unvested portion of the OPP Unit awards. In accordance with applicable SEC rules, amounts shown include the impact of bonuses paid in equity in the year actually granted.

(2)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the named executive officers. The valuation of Options is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated and combined financial statements included in our Form 10-K as filed with the SEC. On February 17, 2015, the Company granted (i) Mr. Olson options to acquire 2,902,137 Common Shares, with 523,034 vesting on February 17, 2018, 523,034 vesting on February 17, 2019, and 1,046,069 vesting on February 17, 2020, and (ii) Mr. Zucker options to acquire 13,623 Common Shares, with 1/3 vesting on each anniversary of the grant date. On April 20, 2015, the Company granted Mr. Langer options to acquire 127,551 Common Shares, with ¼ vesting on each anniversary of the grant date. Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	See All Other Compensation Table for additional information.

(4)
Mr. Iocco, Vornado’s Executive Vice President and Chief Accounting Officer, served as our interim Chief Financial Officer from our inception until April 20, 2015. He did not receive any compensation from us, or any separate compensation from Vornado, for serving as our Chief Financial Officer. As such, Mr. Iocco is not included in any other tables relating to the compensation of our NEOs set forth in the “Executive Officer Compensation” section of this Proxy Statement.

All Other Compensation Table

The following table sets forth the 2015 compensation earned by or granted to each of our NEOs:

Name and Principal Position	Year	Car Allowance/Use of Car and Driver($)(1)	Reimbursement for Benefit Expenses Not Covered ($)(2)	Matching 401(k) Contribution ($)	Other($)(3)	Total ($)
Jeffrey S. Olson	2015	$138,298	$—	$13,500	$—	$151,798
Robert Minutoli	2015	$18,000	$15,116	$18,000	$—	$51,116
Mark J. Langer	2015	$39,431	$28,758	$4,068	$66,000	$138,257
Michael Zucker	2015	$18,000	$—	$13,500	$—	$31,500
Herbert Eilberg	2015	$—	$—	$209	$—	$209
Matthew Iocco	2015	$—	$—	$—	$—	$—
_______________

(1)
Messrs. Olson and Langer were provided with a car and a driver and each such NEO used the car and driver for both business and personal purposes. The amounts shown reflect the aggregate incremental cost to the Company for the car, driver and related expenses without allocating between business and personal uses. Mr. Olson’s car was purchased in 2014 and Mr. Langer’s car was purchased in 2015. Each of Messrs. Minutoli and Zucker is provided with a car allowance which is paid to them in cash in equal installments on a bi-weekly basis.

(2)	The figures here represent the sum of the cost of the Executive’s reimbursement for medical premiums, supplemental group term life insurance, and supplemental long term disability.

(3)	One-time payment to Mark J. Langer in respect of a retention bonus forfeited at his prior employer.

Grants of Plan-Based Awards in 2015

The following table lists all grants of plan-based awards to our NEOs made in 2015 and their grant date fair value:

			Estimated Future Payouts Under OPP Plan
Name	Grant Date	Type(1)	Threshold Units	Target Units	Maximum Potential Units	All other Awards:# of Shares, Units or Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Awards ($)(2)
Jeffrey S. Olson	2/17/15	Make-whole LTIP Units				209,213	n/a	$4,349,747
	2/17/15	Inducement Options				2,092,137	$23.899	$8,305,784
	11/6/15	Performance Based/OPP Units	16,800	50,400	84,000		n/a	$944,737
Robert Minutoli	2/17/15	Make-whole LTIP Units				83,685	n/a	$1,739,895
	2/17/15	Inducement LTIP Units				25,105	n/a	$583,365
	11/6/15	Performance Based/OPP Units	13,440	40,320	67,200		n/a	$755,789
Mark J. Langer	4/20/15	Inducement Options				127,551	$23.515	$500,000
	4/20/15	Inducement LTIP Units				42,053	n/a	$939,432
	11/6/15	Performance Based/OPP Units	11,760	35,280	58,800		n/a	$661,316
Michael Zucker	2/17/15	Inducement Options				13,623	$24.46	$49,996
	2/17/15	Inducement Restricted Shares				2,044	n/a	$49,996
	11/6/15	Performance Based/OPP Units	6,720	20,160	33,600		n/a	$377,895
Herbert Eilberg	5/11/15	Make-whole Restricted Shares				20,928	n/a	$459,997
	11/6/15	Performance Based/OPP Units	3,360	10,080	16,800		n/a	$188,947
____________________
(1) “Make-whole” awards are one-time awards granted in respect of equity compensation forfeited by the applicable recipient at his prior employer. “Inducement” awards are one-time awards granted to induce the applicable recipient to join Urban Edge. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Compensation: Initial Equity Grants.”
(2) The amounts presented in this column represent the full grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718), and, in respect of the OPP Units, represents the grant date fair value of the Maximum Potential Units that may be earned.

The following table sets forth the number of shares and units vested for each of our NEOs during 2015. During 2015, none of our NEOs exercised any options.
Aggregate Shares or Units Vested in 2015

	Restricted Common Share Awards		Unit Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey S. Olson	n/a	n/a	209,213	$4,349,747
Robert Minutoli	n/a	n/a	83,685	$1,739,895
Mark J. Langer	n/a	n/a	n/a	n/a
Michael Zucker	n/a	n/a	n/a	n/a
Herbert Eilberg	n/a	n/a	n/a	n/a
____________________
(1) The value realized on vesting of the Unit Awards is based on the twenty day average price of our Common Shares prior to the date of award, which was then discounted by 15%.

2015 Omnibus Share Plan
On January 7, 2015 our Board and initial shareholder approved the Urban Edge Properties 2015 Omnibus Share Plan (the “Omnibus Share Plan”) under which awards may be granted up to a maximum of 15,000,000 of our Common Shares or share equivalents. The granting of equity awards links an NEO’s compensation directly to the performance of the price of our Common Shares. We believe this encourages our NEOs to make business decisions with an ownership mentality.
Pursuant to the Omnibus Share Plan, stock options, LTIP Units, operating partnership units and restricted shares were granted on February 17, 2015, March 12, 2015, April 20, 2015, May 11, 2015, August 17, 2015 and November 6, 2015.
All stock options granted have ten-year lives with vesting terms of three to five years. The following table presents stock option activity during the twelve months ended December 31, 2015:

	Shares Under Option	Weighted Average Exercise Price per Share	Weighted Average Remaining Expected Term
			(In years)
Outstanding at January 1, 2015	—	—	—
Granted	2,302,762	$23.89	6.15
Exercised	—	—	—
Forfeited or expired	(13,623)	24.46	—
Outstanding at December 31, 2015	2,289,139	$23.89	6.15
Exercisable at December 31, 2015	6,812	24.46	—
The following table presents information regarding restricted share activity during the twelve months ended December 31, 2015:

	Unvested Shares	Weighted Average Grant Date Fair Value per Share
Unvested at January 1, 2015	—	—
Granted	35,460	$22.84
Vested	(1,022)	24.46
Forfeited	(3,721)	24.18
Unvested at December 31, 2015	30,717	$22.62
During the year ended December 31, 2015, we granted 35,460 restricted Common Shares that are subject to forfeiture and vest over periods ranging from one to five years. The total grant date value of the 1,022 restricted Common Shares vested during the year ended December 31, 2015 was $25.0 thousand.
There were 433,040 LTIP Units issued to executives during the twelve months ended December 31, 2015, 343,232 of which were immediately vested. The remaining 89,808 units vest over a weighted average period of 2.5 years.

Narrative to Summary Compensation Table

Olson Employment Agreement
Vornado entered into an amended and restated employment agreement with Jeffrey Olson, which became effective on September 1, 2014 (the “Olson Agreement Effective Date”) and which has an initial term of five years, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal. The employment agreement provides that, during the term of the agreement, Mr. Olson will serve as the Chairman of our Board and Chief Executive Officer of UE.
The employment agreement provides for an annual base salary of $1,000,000 and a target annual bonus of 100% of annual base salary paid 50% in cash and 50% in equity awards that vest ratably over four years. Pursuant to his employment agreement, the annual bonus paid in respect of fiscal year 2015 was not permitted to be less than $1,000,000. Also, Mr. Olson is eligible to receive grants each year while he is employed with UE under UE’s long-term incentive compensation plans of options to purchase Common Shares with a grant date Black Scholes value equal to $500,000 that vest 25% on each anniversary of the grant date subject to continued employment. Mr. Olson is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees and to a car and driver.
Pursuant to his employment agreement, on February 17, 2015, UE granted Mr. Olson options to purchase $50 million of Common Shares (the “Initial Olson Option Award”) based on the volume-weighted average trading price of a Common Share on the NYSE for the 20 trading days following (but not including) January 15, 2015 (the “Average UE Price”). The options were granted pursuant to the Omnibus Share Plan. The Initial Olson Option Award will vest 25% on each of the third and fourth anniversaries of the grant date and 50% on the fifth anniversary of the grant date subject to continued employment. Additionally, on February 17, 2015, UE granted Mr. Olson a number of LTIP Units pursuant to the Omnibus Share Plan equal to $5,000,000 divided by the Average UE Price. Shortly after the Olson Agreement Effective Date, Vornado paid Mr. Olson a cash make whole payment equal to $3,156,952 (which represents $5,000,000 less the value of certain equity awards Mr. Olson received from his prior employer).
Minutoli Employment Agreement
On January 14, 2015, UE entered into an employment agreement with Robert Minutoli, which became effective on the date of the spin-off (the “Minutoli Agreement Effective Date”) and which has an initial term of three years from the Minutoli Agreement Effective Date, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal. The employment agreement provides that, during the term of the agreement, Mr. Minutoli will serve as Executive Vice President and Chief Operating Officer of UE.
The employment agreement provides for an annual base salary of $500,000 and a target annual bonus of 100% of annual base salary paid 100% in cash. Mr. Minutoli is eligible to receive grants each year while he is employed with UE under UE’s long-term incentive compensation plans of LTIP Units equal to $350,000 divided by the fair market value of a Common Share on the grant date, which vest ratably over three years subject to continued employment. Mr. Minutoli is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees and reimbursement of life, disability and similar insurance premiums in an amount not to exceed $30,000 in any calendar year.
Pursuant to his employment agreement, on February 17, 2015, UE granted Mr. Minutoli (1) a number of LTIP Units equal to $2,000,000 divided by the Average UE Price, which LTIP Units were fully vested at the time of issuance (the “Initial Minutoli Vested Award”), and (2) a number of LTIP Units equal to $600,000 divided by the Average UE Price, which LTIP Units vest ratably over four years subject to continued employment (the “Initial Minutoli Unvested Award” and, with the Initial Minutoli Vested Award, the “Initial Minutoli Awards”).
Langer Employment Agreement
On April 20, 2015, Mark Langer was appointed to the position of Executive Vice President and Chief Financial Officer of the Company. Mr. Langer and UE are parties to an employment agreement that stipulated that Mr. Langer’s employment would commence on July 1, 2015, or an earlier date mutually agreed between Mr. Langer and UE, which mutually-agreed date was April 20, 2015 (the “Langer Agreement Effective Date”). The initial term of the employment agreement extends for four years following the Langer Agreement Effective Date, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal.
The employment agreement provides for an annual base salary of $525,000 and a target annual bonus of 100% of annual base salary paid 50% in cash and 50% in equity awards that vest ratably over three years subject to continued employment. Additionally,

Mr. Langer is eligible to receive annual grants while he is employed with UE under UE’s long-term incentive compensation plans of options to purchase Common Shares with a grant date Black Scholes value equal to $200,000, which vest ratably over three years subject to continued employment. Mr. Langer is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees, a car and driver, reimbursement of life, disability and similar insurance premiums in an amount not to exceed $30,000 in any calendar year and relocation expense reimbursement.
Pursuant to his employment agreement, on April 20, 2015, UE granted Mr. Langer (1) options to purchase Common Shares with a grant date Black Scholes value equal to $500,000 that vest ratably over four years subject to continued employment (the “Initial Langer Option Award”) and (2) a number of LTIP Units equal to $1,000,000 divided by the volume-weighted average trading price of a Common Share on the NYSE for the ten trading days up to, and including, the grant date, which vest ratably over four years subject to continued employment (the “Initial Langer Restricted LTIP Units”). Additionally, UE made a cash payment to Mr. Langer of $66,000 to compensate him for the forfeited amount of the retention bonus offered to him by his former employer.
Eilberg Offer Letter
On April 20, 2015, Mr. Herbert Eilberg was appointed to the position of Chief Investment Officer of the Company. Mr. Eilberg’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $400,000 for the year ended December 31, 2015 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years. Additionally, the offer letter provides that the Company will endeavor to have the Compensation Committee grant Mr. Eilberg an initial equity award of shares of restricted stock valued at $460,000 (the “Initial Eilberg Equity Grant”), which shall vest in accordance with the following schedule: $116,000, $116,000, $108,000, $93,000 and $27,000 on January 1 of each of 2016, 2017, 2018, 2019 and 2020, respectively.
Pursuant to his offer letter, UE granted Mr. Eilberg 20,928 restricted Common Shares with a grant date fair value of $459,997 on May 11, 2015, that vest as follows: 5,278 shares vest on January 1, 2016; 5,278 shares vest on January 1, 2017; 4,913 shares vest on January 1, 2018; 4,231 shares vest on January 1, 2019; and 1,228 shares vest on January 1, 2020.
Interim Chief Financial Officer Pursuant to Transition Services Agreement with Vornado
On January 15, 2015, UE and Vornado entered into a transition services agreement (described below under “Certain Relationships and Related Person Transactions, and Trustee Independence-Transition Services Agreement”), pursuant to which Vornado employee Matthew Iocco acted as the Company’s Interim Chief Financial Officer until a permanent Chief Financial Officer was hired. Upon Mr. Langer’s appointment as Executive Vice President and Chief Financial Officer, Mr. Iocco ceased service as the Company’s Interim Chief Financial Officer.

2015 Outstanding Equity Awards at Fiscal Year End

The following tables summarize the number and value of equity awards held at December 31, 2015 and the aggregate option exercises in 2015 by, and shares that vested in 2015 for, the NEOs.

	Option Awards				Share and Unit Awards
Name and Applicable Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Olson
2/17/15	n/a	n/a	n/a	n/a	—	n/a	n/a	n/a
2/17/15	2,092,137	—	$23.899	2/17/25	n/a	n/a	n/a	n/a
11/6/15(1)	n/a	n/a	n/a	n/a	n/a	n/a	84,000	$1,969,800
Robert Minutoli
2/17/15	n/a	n/a	n/a	n/a	—	n/a	n/a	n/a
2/17/15	n/a	n/a	n/a	n/a	25,105	$588,712	n/a	n/a
11/6/15(1)	n/a	n/a	n/a	n/a	n/a	n/a	67,200	$1,575,840
Mark J. Langer
4/20/15	—	127,551	$23.515	4/20/25	n/a	n/a	n/a	n/a
4/20/15	n/a	n/a	n/a	n/a	42,053	$986,143	n/a	n/a
11/6/15(1)	n/a	n/a	n/a	n/a	n/a	n/a	58,800	$1,378,860
Michael Zucker
2/17/15	—	13,623	$24.46	2/17/25	n/a	n/a	n/a	n/a
2/17/15	n/a	n/a	n/a	n/a	2,044	$47,932	n/a	n/a
11/6/15(1)	n/a	n/a	n/a	n/a	n/a	n/a	33,600	$787,920
Herbert Eilberg
5/11/15	n/a	n/a	n/a	n/a	20,928	$490,762	n/a	n/a
11/6/15(1)	n/a	n/a	n/a	n/a	n/a	n/a	16,800	$393,960
________________
(1)The awards under the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” are awards of OPP Units. OPP Units awarded in 2015 do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the OPP Units for Common Shares are also met. As of December 31, 2015, these criteria had not been met (as the relevant measurement period has not yet ended). In accordance with applicable SEC rules, the values presented in the table for these OPP Units are calculated based on our year-end Common Share price as if the performance, converting and redemption conditions for these units had been met as of that date.
(2)Value based on number of shares or units multiplied by $23.45, which was the price of Common Shares as of the close of business on December 31, 2015.

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our NEOs serves at the pleasure of our Board. The disclosure below describes certain compensation that may become payable to Messrs. Olson, Minutoli, Langer and Eilberg as a result of a qualifying termination of employment, based on their respective employment agreement or offer letter, as applicable. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our NEOs.
Olson Employment Agreement
On any termination of Mr. Olson’s employment, Mr. Olson will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. On a termination of Mr. Olson’s employment by UE without cause or by Mr. Olson for good reason, subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all outstanding unvested equity awards and (5), if the Initial Olson Option Award has not yet been granted, a lump sum Make-Whole Severance Payment. Stock options held by Mr. Olson will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Olson’s employment agreement:

•
The “Severance Amount” equals two times Mr. Olson’s base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it will equal three times Mr. Olson’s base salary and target annual bonus.

•
The “Pro Rata Bonus” equals a pro rata portion of Mr. Olson’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Olson’s target annual bonus.

•	The “Medical Benefits” require UE to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years, subject to applicable law.

•	The “Make-Whole Severance Payment” equals $10,000,000.
On a termination of Mr. Olson’s employment due to death or disability, Mr. Olson will be entitled to vesting of the Initial Olson Option Award.
Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Olson constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Olson’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson’s incapacity due to physical or mental illness or after Mr. Olson’s notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Olson may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson gives written notice of such event to UE (provided that such notice is given to UE within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Olson’s position, authority, duties or responsibilities; (3) a relocation of Mr. Olson’s location of employment to a location outside of Manhattan or outside of 30 miles of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Olson not holding the title of Chairman and Chief Executive Officer, (b) delivery by UE of a notice of non-renewal of the employment agreement, (c) UE’s failure to appoint or elect Mr. Olson to the Board or removal of Mr. Olson from the Board, (d) a failure of a successor to UE to assume the employment agreement and (e) a material change in Mr. Olson’s reporting relationship inconsistent with the terms of his employment agreement.

Minutoli Employment Agreement
On any termination of Mr. Minutoli’s employment, Mr. Minutoli will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Minutoli under the terms of any other plan or program. On a termination of Mr. Minutoli’s employment by UE without cause or by Mr. Minutoli for good reason, subject to Mr. Minutoli’s execution of a release, Mr. Minutoli will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all service-based vesting conditions on outstanding unvested equity awards (provided that such awards remain subject to any performance-based vesting conditions) and (5) if the Initial Minutoli Awards have not yet been granted, a cash payment equal to $2,600,000. Stock options held by Mr. Minutoli will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Minutoli’s employment agreement:

•
The “Severance Amount” equals 1.5 times the sum of Mr. Minutoli’s base salary and target annual bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it equals 2.5 times the sum of Mr. Minutoli’s base salary and target annual bonus.

•
The “Pro Rata Bonus” equals a pro rata portion of Mr. Minutoli’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, the greater of that amount and Mr. Minutoli’s target annual bonus.

•
The “Medical Benefits” require UE to provide Mr. Minutoli medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, in each case subject to applicable law.

On a termination of Mr. Minutoli’s employment due to death or disability, Mr. Minutoli will be entitled to vesting of the Initial Minutoli Unvested Awards.
On a termination of Mr. Minutoli’s employment due to his retirement after an initial term of three years from the Minutoli Agreement Effective Date and, if he provides the Company at least 12 months’ advance notice and actively assists the Company during the notice period in transitioning his duties to a successor, then Mr. Minutoli will be entitled to vesting of all service-based vesting conditions of his unvested equity awards, provided that such awards will remain subject to any performance-based vesting conditions.
Mr. Minutoli is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Minutoli’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Minutoli constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Minutoli receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Minutoli’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Minutoli’s incapacity due to physical or mental illness or after Mr. Minutoli’s notice of termination for good reason) that Mr. Minutoli fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Minutoli may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Minutoli’s written notice of such event (provided that such notice is given to UE within 30 days after Mr. Minutoli becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Minutoli’s position, authority, duties or responsibilities; (3) a relocation of Mr. Minutoli’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Minutoli not holding the title of Chief Operating Officer, (b) delivery by UE of a notice of non-renewal of the Agreement, (c) a failure of a successor to UE to assume the Agreement and (d) a material change in Mr. Minutoli’s reporting relationship.
Langer Employment Agreement
On any termination of Mr. Langer’s employment, Mr. Langer will be entitled to payment of any earned but unpaid base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Langer under the terms of any other plan or program. On a termination of Mr. Langer’s employment by UE without cause or by Mr. Langer for good reason, subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all outstanding unvested equity awards and (5) if the Initial Langer Option Award and Initial Langer Restricted LTIP Units have not been granted, a lump sum cash payment equal to $1,500,000. Stock options held by Mr. Langer will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Langer’s employment agreement:

•
The “Severance Amount” equals 1.5 times the sum of Mr. Langer’s base salary and target annual bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it equals 2.5 times the sum of Mr. Langer’s base salary and target annual bonus.

•
The “Pro Rata Bonus” equals a pro rata portion of Mr. Langer’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, the greater of that amount and Mr. Langer’s target annual bonus.

•
The “Medical Benefits” require UE to provide Mr. Langer medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, in each case subject to applicable law.

On a termination of Mr. Langer’s employment due to death or disability, Mr. Langer will be entitled to vesting of the Initial Langer Option Award and Initial Langer Restricted LTIP Units.
Mr. Langer is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Langer’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Langer constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Langer receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Langer’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Langer’s incapacity due to physical or mental illness or after Mr. Langer’s notice of termination for good reason) that Mr. Langer fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Langer may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Langer’s written notice of such event (provided that such notice is given to UE within 30 days after Mr. Langer becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Langer’s position, authority, duties or responsibilities; (3) a relocation of Mr. Langer’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Langer not holding the title of Chief Financial Officer, (b) delivery by UE of a notice of non-renewal of the Agreement, (c) a failure of a successor to UE to assume the Agreement and (d) a material change in Mr. Langer’s reporting relationship.
Eilberg Offer Letter
On a termination of Mr. Eilberg’s employment by UE without cause, or by Mr. Eilberg for good reason, if the Initial Eilberg Equity Grant has not been fully vested, the unvested portion of the Initial Eilberg Equity Grant shall continue to vest according to the schedule set forth in the offer letter, notwithstanding the fact that Mr. Eilberg will no longer be an employee of the Company at such time.
On a termination of Mr. Eilberg’s employment by UE without cause, or by Mr. Eilberg for good reason, and if such termination occurs within 12 months after a change in control of UE, the Company shall pay or cause to be paid to Mr. Eilberg a cash severance payment in an amount equal to (i) one year of his then-current base salary; plus (ii) the amount of his target bonus for that year. For these purposes, “cause” means (a) conviction of, or plea of guilty or nolo contendre to, a felony pertaining or otherwise relating to his employment with the Company or an affiliate; or (b) willful misconduct that is materially economically injurious to the Company or any of its affiliates, in each case as determined in the Company’s sole discretion; and “good reason” means (a) the assignment to the employee of duties materially and adversely inconsistent with the employee’s status prior to the change in control or a material and adverse alteration in the nature of the employee’s duties, responsibilities or authority; (b) a reduction in the employee’s base salary; or (c) a relocation of the employee’s own office location to a location more than 30 miles from its location prior to the change in control.

Employee Retirement Plan

The Company does not maintain a retirement plan other than a 401(k) plan.

Deferred Compensation

The Company does not currently sponsor or operate any deferred compensation programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of Urban Edge Properties, a Maryland real estate investment trust (the “Company”), has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Amy B. Lane (Chair)
Michael A. Gould
Steven Guttman

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support our compensation program for our Name Executive Officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our Name Executive Officers.
Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our shareholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our Name Executive Officers that is fixed and, therefore, independent of our performance.
We believe that a majority of the compensation paid to our Name Executive Officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. Other than equity-based awards granted to our Name Executive Officers to make them whole for compensation amounts forfeited by joining the Company and for awards to induce them to join the Company, the majority of the equity-based awards granted to our CEO and other Name Executive Officers is in the form of performance-based units that vest only upon achievement of goals tied to the absolute and relative performance of our Common Shares over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our shareholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value.
Prior to voting on this proposal, shareholders are encouraged to read the sections entitled “Executive Officer Compensation-Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2015. For the reasons discussed above, we believe our compensation program for our Name Executive Officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s Name Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the non-binding advisory approval of our executive compensation program, we are also presenting the following proposal, which gives you as a shareholder the opportunity to inform us as to how often you wish us to include a proposal, similar to Proposal 3, in our Proxy Statement. While the Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company. Therefore, the Board recommends that you vote for an annual advisory vote on executive compensation.
In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.
If no option receives a majority of the votes cast, then the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” WITH RESPECT TO THE FREQUENCY WITH WHICH A SHAREHOLDER VOTE TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN OUR PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our significant shareholders, Trustees and our executive officers or their respective immediate family members are participants (including transactions required to be disclosed under Item 404 of Regulation S-K) to determine whether such persons have a direct or indirect material interest in the transaction. Our policy (as set forth in our Code of Business Conduct and Ethics) is to determine whether such persons have a direct or indirect material interest in the transaction. In determining whether such an interest exists, we apply the standards set forth in Item 404 of Regulation S-K, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.
Our legal and financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from our significant shareholders, Trustees and our executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Schedule 14A. We also disclose transactions or categories of transactions we consider in determining that a Trustee is independent.
In addition, our Audit Committee and/or our Corporate Governance and Nominating Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed. These committees, in the course of their review of a disclosable related-party transaction, consider: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction; (3) the importance of the transaction to the related person; (4) the importance of the transaction to the Company; (5) whether the transaction would impair the judgment of a Trustee or executive officer to act in the best interest of the Company; and (6) any other matters these committees deem appropriate.
The following is a summary of related person transactions since January 1, 2015, other than compensation arrangements which are described under “Executive Officer Compensation” and “Compensation of Trustees.” The related person transactions listed below were all approved by our Board.
Transition Services Agreement

UE and Vornado entered into a Transition Services Agreement on January 15, 2015, prior to the separation, pursuant to which Vornado and its subsidiaries will provide various corporate support services to the Company on an interim, transitional basis. The services provided to UE include treasury management, human resources, information technology, tax, financial reporting, SEC compliance, risk management and insurance. Costs of the services provided to UE by Vornado during 2015 were $2.0 million. These costs are expected to diminish over time as UE fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm’s-length basis.
The Transition Services Agreement will terminate when services are no longer provided pursuant to the agreement, which may generally be up to two years following the date of separation. Either party may terminate the agreement if the other party experiences a change-in-control, and UE, as the recipient for a particular service, generally may terminate a service prior to the scheduled expiration date of such service.
Subject to certain exceptions, the liability of each party under the Transition Services Agreement will generally be limited to the aggregate fees paid pursuant to the Transition Services Agreement during the 12-month period immediately preceding the applicable claim for losses or damages. The Transition Services Agreement also specifies that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental, consequential or punitive damages.
Lease of Office Space from Vornado

In connection with the spin-off, UE entered into a lease with Vornado pursuant to which UE leases office space at 210 Route 4 East, Paramus, New Jersey, 07652, Vornado’s administrative headquarters. UE also entered into a lease with Vornado pursuant to which UE will lease office space at 888 Seventh Avenue, New York, New York, 10019, Vornado’s executive headquarters. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors. Rent payments in 2015 were $802,065, comprised of rent for 210 Route 4 East, Paramus, New Jersey 07652 in the amount of $442,513 and 888 Seventh Avenue, New York, New York 10019 in the amount of $359,552.
Property Management and Leasing Services

In connection with the spin-off, the Company and Vornado entered into a property management agreement under which the Company provides management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE:ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of our Board of Trustees, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 7% of the common shares of beneficial interest of Vornado as of March 21, 2016. As of, and for the twelve months ended December 31, 2015, Vornado owned 32.4% of Alexander’s, Inc. We recognized management and development fee income of $2.3 million, $0.5 million and $0.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015 and December 31, 2014, there were $0.7 million and $0.2 million of fees, respectively, due from Vornado included in tenant and other receivables in our consolidated and combined balance sheets included in our Form 10-K.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

NON- GAAP FINANCIAL MEASURES

FFO, Recurring FFO, NOI and same-property NOI are presented to assist investors in analyzing the Company's operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. The Company believes net income attributable to common shareholders is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income before income taxes is the most directly comparable GAAP financial measure to NOI and same-property NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables below.

Reconciliation of Net Income Attributable to Common Shareholders to FFO and Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to common shareholders, the most directly comparable GAAP measure, for the year ended December 31, 2015.

Year Ended December 31, 2015
(in thousands)
Net income attributable to common shareholders	$38,785
Adjustments:
Rental property depreciation and amortization	56,619
Limited partnership interests in operating partnership	2,547
FFO Applicable to diluted common shareholders	97,951
FFO per diluted common share(1)	0.93

Transaction costs	24,011
One-time equity awards related to the spin-off	7,143
Environmental remediation costs	1,379
Severance costs	693
Tenant bankruptcy settlement income	(3,738)
Real estate tax settlement income related to prior periods	(532)
Debt restructuring expenses	1,034
Recurring FFO Applicable to diluted common shareholders	$127,941
Recurring FFO per diluted common share(1)	$1.21

Weighted average diluted common shares(1)	105,375
(1) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for the year ended December 31, 2015 is higher than the GAAP weighted average diluted shares as a result of the dilutive impact of the 6.1 million Operating Partnership and LTIP units which are redeemable into our common shares. These redeemable units are not included in the weighted average diluted share count for the year ended December 31, 2015 for GAAP purposes because their inclusion is anti-dilutive.

Reconciliation of Income before Income Taxes to NOI and Same-Property NOI

The following table reflects the reconciliation of NOI, same-property NOI (with and without redevelopment) to income before income taxes, the most directly comparable GAAP measure, for the year ended December 31, 2015 and 2014.

	Year Ended December 31,
(Amounts in thousands)	2015	2014
Income before income taxes	$42,642	$67,515
Interest income	(150)	(35)
Interest and debt expense	55,584	54,960
Operating income	98,076	122,440
Depreciation and amortization	57,253	53,653
General and administrative expense	32,044	17,820
Transaction costs	24,011	8,604
Subtotal	211,384	202,517
Less: non-cash rental income	(7,468)	(10,880)
Add: non-cash ground rent expense	1,346	1,531
NOI	205,262	193,168
Adjustments:
NOI related to properties being redeveloped	(16,039)	(15,598)
Tenant bankruptcy settlement and lease termination income	(4,022)	(260)
Environmental remediation costs	1,379	(272)
Real estate tax settlement income related to prior periods	(532)	—
NOI related to properties acquired, disposed, or in foreclosure	(611)	(471)
Management and development fee income from non-owned properties	(2,261)	(535)
Other	(69)	(53)
Subtotal adjustments	(22,155)	(17,189)
Same-property NOI	$183,107	$175,979
Adjustments:
NOI related to properties being redeveloped	16,039	15,598
Same-property NOI including properties in redevelopment	$199,146	$191,577

FINANCIAL STATEMENTS

A copy of our 2015 Annual Report on Form 10‑K, including our financial statements for the year ended December 31, 2015, is being furnished to shareholders concurrently herewith.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2017 annual meeting of shareholders must be received by our Secretary at our principal executive offices no later than December 1, 2016 in order to be considered for inclusion in our proxy statement relating to the 2017 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). While the Board will consider shareholder proposals, we reserve the right to omit from our annual proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Our Bylaws currently provide that, in order for a shareholder to nominate a candidate for election as a Trustee or a shareholder to propose other business to be presented at our 2017 annual meeting of shareholders, other than a shareholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than November 1, 2016 and no later than 5:00 p.m., Eastern Time, on December 1, 2016, except that, if the 2017 annual meeting of our shareholders is originally scheduled for a date that is before April 13, 2017 or after June 12, 2017, notice must be delivered no earlier than the 150th day prior to the date of the 2017 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2017 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2017 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton, III, Executive Vice President, General Counsel and Secretary.
By Order of the Board of Trustees,
ROBERT C. MILTON, III
Executive Vice President, General Counsel and Secretary
March 31, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "shareholder meeting registration" link at www.proxyvote.com.

URBAN EDGE PROPERTIES 888 SEVENTH AVENUE NEW YORK, NY 10019

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

URBAN EDGE PROPERTIES
The Board of Trustees recommends you vote FOR ALL of the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.Election of Trustees	☐	☐	☐
Nominees
01) Steven H. Grapstein
02) Amy B. Lane

The Board of Trustees recommends you vote FOR proposals 2. and 3.					For	Against	Abstain

2.The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐

3.The approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Proxy Statement.					☐	☐	☐

The Board of Trustees recommends you vote 1 YEAR on the following proposal:				1 year	2 years	3 years	Abstain

4.The determination, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.				☐	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10‑K is/are available at www.proxyvote.com.

URBAN EDGE PROPERTIES
Annual Meeting of Shareholders
May 13, 2016 9:30AM
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Mark J. Langer, Robert C. Milton, III and Jennifer Holmes, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of Urban Edge Properties that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 AM Eastern Time on May 13, 2016, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees’ recommendations.

Address Change/Comments: _____________________________________________________________________
______________________________________________________________________________________________
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(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side